EXHIBIT 99.1

AntriaBio Granted European Patent Allowance for Method of Preparing Site-
Specific Protein Conjugates

Menlo Park, CA – July 24, 2013 – AntriaBio, Inc. (OTCQB: ANTB), announced today that it has received an allowance from the European Patent Office for Patent Application No. 04759347.0 entitled "Method for Preparation of Site-Specific Protein Conjugates" with claims directed to the Company’s lead diabetes product candidate, AB101. This patent was also allowed in Australia.

AB101 is a once-a-week injectable basal insulin that is currently in preclinical development. AB101 is administered by subcutaneous injection and targets patients with type 1 and type 2 diabetes who require basal insulin for the control of hyperglycemia.

The formulation has been designed to release insulin slowly and uniformly over a period of approximately one week without an adverse initial burst of insulin. AB101’s long duration of action is the result of AntriaBio’s ability to PEGylate insulin and then encapsulate it into poly-lactic, poly-glycolic (PLGA) microspheres.

About AntriaBio, Inc.

AntriaBio is a biopharmaceutical company focused on developing novel therapeutic products for the diabetes market. AntriaBio’s development strategy combines FDA-approved pharmaceutical agents with its proprietary delivery technology. AntriaBio’s lead product candidate is AB101, an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes.

For more information visit: www.antriabio.com

Contact

Jamie Spring
AntriaBio, Inc.
jspring@antriabio.com
info@antriabio.com

Safe Harbor

This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words

AntriaBio, Inc. | 890 Santa Cruz Avenue | Menlo Park, CA 94025 | 650-241-9330 | info@antriabio.com

“anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. | 890 Santa Cruz Avenue | Menlo Park, CA 94025 | 650-241-9330 | info@antriabio.com